Exhibit 3.1.5

                            CERTIFICATE OF AMENDMENT

                                     to the

                      RESTATED CERTIFICATE OF INCORPORATION

                                       of

                               INTER PARFUMS, INC.

                  Pursuant to the Delaware General Corporation Law

             Inter Parfums, Inc. hereby certifies that:

         A. The name of the Corporation is Inter Parfums, Inc. (the "Corporation"), and its original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 6, 1985.

         B. The Restated Certificate of Incorporation is hereby amended in order to add a new Article NINTH. To accomplish the foregoing amendment, the new Article NINTH is added as follows:

                  "NINTH: Without in any way limiting the power and authority of the Board of Directors as otherwise provided for herein, the following corporate actions shall require the approval of the Board of Directors:

                  (a) any sale, transfer, pledge or other disposition of all or any material portion of the assets of the Company (including, without limitation, any shares of any subsidiary of the Company or any of its subsidiaries);

                  (b) the acquisition by the Company or any of its subsidiaries of shares, securities or assets of any company or entity, whether by merger, consolidation or other business combination, share purchase, asset purchase, contribution to capital or otherwise (other than short-term financial investments in the ordinary course of business consistent with past practice);

                  (c) the entry, renewal or termination by the Company or any of its subsidiaries into/of any trademark license agreement; or

                  (d) any material agreement or material transaction involving the Company or any of its subsidiaries and not in the ordinary course of business.

         Notwithstanding anything in these Articles to the contrary, the following corporate actions shall require the unanimous approval of the Board of Directors (as constituted without any vacancies):

                  (a) any material change in the business of the Company and its subsidiaries from Business of the Company and its subsidiaries;

                  (b) issuance by the Company or any of its subsidiaries of any securities in return for consideration less than the Fair Market Value thereof (except for stock splits, stock dividends and employee and nonemployee director options to acquire Common Stock granted with an exercise price per share at the Fair Market Value of the Common Stock on the date of grant);

                  (c) borrowing or issuing any evidence of indebtedness by the Company or any of its subsidiaries unless, after giving effect thereto, the aggregate amount of indebtedness of the Company and its subsidiaries on a consolidated basis is not greater than the consolidated stockholder's equity as shown in the audited Consolidated Balance Sheet of the Company for the then most recently completed fiscal year;

                  (d) any transaction by the Company or any of its subsidiaries with a Majority Shareholder or any Affiliate of a Majority Shareholder; notwithstanding the foregoing, unanimous board consent shall not apply to executive compensation issues or reimbursement of expenses incurred on behalf of the Company, both in the ordinary course of business in accordance with its past practices;

                  (e) declaration or payment of dividends if the aggregate amount of dividends paid by the Company and its subsidiaries (excluding wholly-owned subsidiaries) in respect of any fiscal year is more than thirty percent (30%) of the annual net income of the Company for the then most recently completed fiscal year, as indicated by the audited Consolidated Statements of Income of the Company;

                  (f) direct or indirect sale or other disposition of all or any substantial portion of the business of or a controlling interest in, or all or substantially all of the assets of, Inter Parfums, S.A., the Company's indirect, French subsidiary; notwithstanding the foregoing, unanimous board consent shall not be deemed to apply to discontinuance of any product line, unless such discontinuance involves a sale or other disposition, and the net sales attributable to all such product lines exceeds in the aggregate five percent (5%) of the net sales of the Company for the then most recently completed fiscal year as indicated by the audited Consolidated Statements of Income of the Company;

                  (g) merger or consolidation or other business combination involving the Company or any of its subsidiaries (i) if not for fair value; or
(ii) with a person not engaged primarily in the Business of the Company and its Subsidiaries (except for one or a series of mergers or consolidations, the value of which does not singularly or in the aggregate exceed five percent (5%) of the total assets of the Company as of the then most recently completed fiscal year (valued at historical cost) as reflected on the audited Consolidated Balance Sheets of the Company);

                  (h) any change in the number of the members of the Board of Directors to less than six (6) or more than ten (10) members; and

                  (i) any amendment to the certificate of incorporation or by-laws of the Company.

In addition, the Company shall cause its subsidiaries not to take any of the foregoing actions except with the unanimous approval of the Board of Directors of the Company (as constituted without any vacancies).

         As used in this Article Ninth, the following terms shall have the meanings as hereinafter set forth:

         1. Affiliates. Solely for purposes of this Article Ninth, an "Affiliate," in the case of LV Capital, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with LV Capital, including but not limited to, those persons and entities listed in the Schedule 13D dated August 5, 1999, filed by LVMH, but not the Company; in the case of Corporation, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Company, including but not limited to, the Majority Shareholders, but not LV Capital; and in the case of the Majority Shareholders, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Majority Shareholders including but not limited to, each of the Majority Shareholders and the Company, but not LV Capital.

         2. Business of the Company and its Subsidiaries. The term "Business of the Company and its Subsidiaries" shall be defined to mean the production, manufacture, marketing, distribution and sale of fragrance products, perfumes, eau de toilette, eau de cologne, deodorants, cosmetics, health and beauty and personal care products, for men, women and children.

         3. Fair Market Value. The term "Fair Market Value" of the Common Stock or other security of the Company shall be determined by the Board of Directors in the exercise of its good faith discretion. The determination of the Board of Directors shall be conclusive in determining the Fair Market Value of the Common Stock in good faith; provided that if LV Capital disagrees with such determination, it shall be entitled, at its own cost and expense, to select (with the consent of the Majority Shareholders, such consent not to be unreasonably withheld) an investment banking or accounting firm of nationally recognized standing to arbitrate such dispute, and the decision of such arbitrator will be binding upon the parties.

         4. Majority Shareholders. The "Majority Shareholders" means Jean Madar and Philippe Benacin.


         5. LV Capital and LVMH. The term "LV Capital" means

LV Capital USA, Inc., a Delaware corporation and an indirect subsidiary of LVMH, and the term LVMH means LVMH Moet Hennessy Louis Vuitton, S.A., a French corporation.

         C. The foregoing Amendment to the Restated Certificate of Incorporation of the Corporation was authorized pursuant to Section 141(b) of the Delaware Corporation Law by the affirmative vote of a majority of the Board of Directors of the Corporation present at a meeting at which a quorum was present followed by the affirmative vote of a majority of all of the outstanding shares Common Stock of the Corporation entitled to vote on the said Amendment to the Restated Certificate of Incorporation at a meeting at which a quorum was present pursuant to Section 242 of the Delaware General Corporation Law.

         D. This Certificate of Amendment to the Restated Certificate of Incorporation shall be effective upon the filing of same with the Secretary of State of Delaware.

         IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Dated: July 12, 2000



                                 /s/ Jean Madar
                                 -----------------------------------
                                 Jean Madar, Chief Executive Officer


                                 /s/ Annie Failler
                                 -----------------------------------
                                 Annie Failler, Secretary